Exhibit 99.1

October 11, 2013

Diligent Board Member Services, Inc.

Provides Limited Update on Third Fiscal Quarter 2013

On August 6, 2013, Diligent Board Member Services, Inc. (the “Company”) announced that it would restate its financial statements for the fiscal years ended December 31, 2010, 2011 and 2012 and the fiscal quarter ended March 31, 2013, and that its previously reported results for such fiscal periods and interim periods within such fiscal years should no longer be relied upon. Until the necessary restatement adjustments are finalized, the Company is not in a position to provide sales or revenue information for the Company’s second quarter ended June 30, 2013 or third quarter ended September 30, 2013. Selected operating highlights for the Company’s third quarter ended September 30, 2013 are shown below.

3Q 2013 Operating Update

During the third quarter of 2013, Diligent signed a total of 122 net new client agreements, as compared to 168 net new client agreements in the third quarter of 2012. Alex Sodi, Diligent’s president & CEO, said, “while we experienced slower new sales growth in the United States in the third quarter, our upgrade sales to existing US clients continued to be strong. New sales in other regions were slightly slower for the third quarter due to slightly slower sales in July and August of 2013. The Company maintained its client retention rate of 97% in the third quarter. As of September 30, 2013, Diligent now serves a total of 2,305 Public and Private Companies, with 3,239 boards and over 68,400 users worldwide. Diligent continued to add clients at both Private and Public Companies across multiple industry segments worldwide. Diligent’s client base is comprised of 53.8% Public Companies and 46.2% Private Companies. Diligent now services 308 Fortune 1000 companies, of which 14 were added in the third quarter and represent a range of industries. In addition, we now serve 553 NYSE listed companies, of which 23 were added in third quarter 2013. We also serve 40% of the FTSE 100 Index (UK).”

Diligent has recently released two new versions of the Boardbooks iPad app, 1.6 and 1.7. These updates will give users additional functionality to manage and customize their sticky notes to save annotations in a particular section of the materials, as well as a filtering system to locate and manage resource items, such as archived minutes, governance manuals and management reports. Additionally, users are now able to review voting documents and cast their votes directly on their iPads.

Diligent continued to demonstrate balance sheet strength during the second quarter. Diligent’s cash balance increased by $US 8.4 million in the third quarter of 2013, resulting in total cash balances of $US 47.4 million ($NZ 57.1 million) as of September 30, 2013. The increase in cash was primarily due to a strong effort by the new financial team in bringing up-to-date the Company’s billing and collection efforts.

Exhibit 99.1

Forward Looking Statements

This document contains forward looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue," and “intend,” as well as similar comments, are forward looking in nature. These forward looking statements include statements regarding the Company’s intent to restate certain prior period financial statements and the errors that resulted in the Audit Committee reaching the decision that these historical financial statements could no longer be relied upon. There can be no assurance that the Company’s Board of Directors, Audit Committee, management or independent registered public accounting firm will not identify additional issues in connection with the restatement or reaudit, or that these issues will not require additional corrections to the Company’s prior period financial statements. These statements are subject to risks and uncertainties, including the risk that additional information may become available in preparing and reauditing the financial statements and may require the Company to make additional corrections, the time and effort required to complete the restatement of the financial statements, the ramifications of the Company’s potential inability to timely file periodic and other reports with the US Securities and Exchange Commission, and the risk of litigation or governmental investigations or proceedings relating to these matters. In addition, as disclosed in our prior filings, our Special Committee investigation identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and US regulatory obligations and such instances may expose us to potential regulatory actions and/or contingent liabilities; certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights; we are subject to New Zealand Stock Exchange Listing Rules and compliance with securities and financial reporting laws and regulations in the US and New Zealand and face higher costs and compliance risks than a typical US public company due to the need to comply with these dual regulatory regimes; as of December 31, 2012 we identified material weaknesses in our internal control over financial reporting and concluded that our disclosure controls were not effective; we must address the material weaknesses in our internal controls, which otherwise may impede our ability to produce timely and accurate financial statements; our business is highly competitive and we face the risk of declining customer renewals or upgrades; and we may fail to manage our growth effectively. Please refer to Diligent’s Annual Report on Form 10K for the Fiscal Year ended December 31, 2012 filed with the Securities and

Exchange Commission for further information.

Investor inquiries:

Sonya Joyce

Phone: +64 4 894 6912

Media inquiries:

Geoff Senescall

Phone: +64 21 481 234